EXHIBIT 99.1

DAVIDsTEA Reports Second Quarter Fiscal 2021 Financial Results

➢	Revenues of $18.7 million, Adjusted EBITDA of negative $0.6 million

➢	Expands omnichannel presence with launch of innovative store-in-store concept as it continues transformation to a digital first e-tailer

➢	Confirms completion of CCAA proceedings

➢	Herschel Segal retires from Board of Directors; Jane Silverstone Segal appointed as director and Chair of the Board

MONTREAL, September 14, 2021 - DAVIDsTEA Inc. (Nasdaq: DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, today announced its second quarter results for the period ended July 31, 2021 (all amounts are expressed in Canadian dollars).

“We are moving forward with a number of initiatives that lay the groundwork for a successful omni-channel presence that retains key retail stores, a strong and growing online business, and a new emphasis on placing our products on the shelves of well-placed retail partners. Our goal is to retain our loyal customers while attracting new audiences of tea consumers. After a successful trial starting in March, we are expanding our “store-within-a-store” concept with Rexall pharmacies to 115 stores this fall, further extending our presence in the grocery and pharmacy retail channel. This latest partnership provides another opportunity for DAVIDsTEA to reach our community of tea lovers in new, local and accessible ways, bringing even more of our products to retail shelves,” stated Sarah Segal, Chief Executive Officer and Chief Brand Officer.

“On the product innovation front, we recently launched our most extensive Fall tea collection to date featuring unique pumpkin spice-inspired blends, as well as our biggest holiday countdown collection, featuring not one but three iconic holiday calendars this year. We are focused on delighting customers in all that we do with innovative blends and exciting accessories, while offering a distinctive DAVIDsTEA customer experience that contributes to greater wellness and sustainability—whether online, in our 18 flagship stores or through other retailers who proudly carry our brand,” Ms. Segal added.

“The decline in second quarter sales reflects last year’s pandemic-fueled surge of online sales as we transition back to omnichannel sales this year. Necessary investments in our operations that accelerate our transformation to a digital-first company have also impacted our results. Having created an exceptional brand thanks to a unique in-store experience, our goal is to replicate that success in the digital world with best-in-class technology,” said Frank Zitella, President, Chief Financial and Operating Officer.

“We have officially exited CCAA and remain in a healthy financial position as we focus on making tea fun and accessible to all. Our drive towards sustained profitable growth is directed by making the right strategic investments to create demand for our products, in establishing world-class fulfillment and by continuing to pleasantly surprise our customers through quality innovations we bring to the marketplace,” concluded Mr. Zitella.

Herschel Segal Retires from Board of Directors; Jane Silverstone Segal Appointed as Director and Chair

DAVIDsTEA also announced today that Herschel Segal, a founder and principal shareholder of DAVIDsTEA, has retired as a director and Chair of the Board of DAVIDsTEA. To fill the vacancy, the Board of Directors has appointed Jane Silverstone Segal, Herschel Segal’s spouse, as director and Chair of the Board, effective immediately. Mr. Segal will remain as a strategic advisor to DAVIDsTEA.

“We have just celebrated the 13th anniversary of DAVIDsTEA and we are successfully transitioning to a digital-first company. The time is right for me to move to an advisory role with full confidence in our clear business strategy and strong management team, supported by an experienced and dedicated Board. I remain fully committed to DAVIDsTEA and excited about its future,” said Herschel Segal.

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“On behalf of the Board and shareholders, I want to thank Herschel Segal for his valued contribution to DAVIDsTEA since its founding,” said Pat De Marco, DAVIDsTEA’s lead director. “Herschel Segal’s vision and energy were instrumental in creating and building DAVIDsTEA. I know we will benefit from his strategic counsel going forward.”

“We welcome Jane Silverstone Segal to the Board of Directors and as Chair of DAVIDsTEA,” said Peter Robinson, Chair of DAVIDsTEA’s Corporate Governance and Nominating Committee. “With her knowledge of the tea industry and vast business experience, we are confident that she will be an effective Chair to the benefit of all our stakeholders.”

Rainy Day Investments Ltd., a company controlled by Herschel Segal, owns approximately 46% of DAVIDsTEA’s issued and outstanding shares.

Jane Silverstone Segal, BA, LLLL, Director and Chair of the Board.

Ms. Silverstone is a seasoned retail industry executive with over four decades of experience, having held senior leadership positions with the Canadian clothing retailer Le Chateau Inc., including as Chair of the Board and Chief Executive Officer from 2008 to 2020. Ms. Silverstone is the founder and owner of the successful children’s store Oink Oink located in Westmount, Québec. Passionate about nature and the environment, she worked as a park naturalist for five years in national parks across Canada and is also a longstanding patron of the David Suzuki Foundation. Ms. Silverstone holds a Bachelor of Arts from McGill University, Montreal, Québec, and a civil law degree from Université de Montréal, Montreal, Québec.

Operating Results for the Second Quarter of Fiscal 2021

Three months ended July 31, 2021 compared to three months ended August 1, 2020

Sales. Sales for the three months ended July 31, 2021 decreased 18.6% or $4.3 million to $18.7 million from $23.0 million in the prior year quarter. On March 17, 2020, in response to the COVID-19 pandemic, the Company temporarily closed all its retail stores in Canada and the United States, and subsequently in the second quarter of fiscal 2020 as part of its formal restructuring plan (“Restructuring Plan”) pursuant to the Companies’ Creditors Arrangement Act (“CCAA”), exited all of its brick-and-mortar stores except for 18 Canadian stores which reopened on August 21, 2020. Accordingly, brick and mortar sales for the quarter compare favorably to the prior year quarter by $3.1 million since no stores were open last year. Sales from e-commerce and wholesale channels decreased by $7.4 million or 32.2% to $15.6 million from $23.0 million in the prior year quarter with the transition from last year’s pandemic-fueled surge of online sales to serving consumers throughout our omni-channel capabilities. E-commerce and wholesale sales represented 83.4% of sales compared to 100% of sales in the prior year quarter.

Gross Profit. Gross profit of $8.0 million for the three months ended July 31, 2021 decreased by $0.3 million or 4.1% from the prior year quarter due to a decline in sales during the period, partially offset by lower delivery and distribution costs and lower retail lease expense compared to the prior year quarter. Gross profit as a percentage of sales increased to 42.7% for the quarter compared to 36.2% in the prior year quarter.

Selling, General and Administration Expenses. Selling, general and administration expenses (“SG&A”) increased by $1.7 million or 22.6% to $9.1 million in the quarter compared to the prior year quarter. Excluding the impact of software implementation and configuration costs and the impact of the wage and rent subsidy received under the Canadian government COVID-19 Economic Response Plan, Adjusted SG&A increased by $1.5 million or 17.0% to $10.0 million in the quarter primarily due to increases in online marketing expenses, software costs and staffing as we continue the transformation to a digital first organization. Adjusted SG&A as a percentage of sales in the quarter increased to 53.5% from 37.2% in the prior year quarter.

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Restructuring plan activities, net. Restructuring plan activities, net, amounting to a gain of $75.6 million for the quarter compares favorably to a gain of $3.2 million recorded in the prior year quarter. Included in this quarter’s gain is the impact of the Sanction Order that was granted on June 16, 2021 by the Québec Superior Court under the Company’s Restructuring Plan. Net liabilities subject to compromise amounting to $95.3 million were settled according to the Sanction Order by payment of $17.6 million through PricewaterhouseCoopers (“PwC”), the Court-appointed Monitor, to creditors who had duly proven their claims as part of the claims process. The resulting gain of $77.7 million was reduced by $1.2 million of professional fees in connection with the CCAA proceedings and presented in the interim consolidated statements of income (loss) and comprehensive income (loss) and in the condensed statement of income (loss) in management’s discussion and analysis of financial condition and results of operations under Restructuring plan activities, net and Recovery of income taxes.

Results from Operating Activities. Earnings from operating activities during the quarter were $74.5 million compared to earnings of $4.1 million in the prior year quarter. Excluding the impact of the Restructuring Plan, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and software implementation costs, Adjusted operating loss amounted to $2.0 million in the quarter compared to a loss of $0.2 million in the prior year quarter. The decrease in operating results is explained by the lower Gross profit and the increased SG&A in pursuit of our ongoing transformation to a digital first organization.

Finance Costs. Finance costs amounted to $23 thousand in the three months ended July 31, 2021, a decrease of $1.5 million from the prior year quarter. The interest expense relates to the accounting for lease liabilities and has decreased from the prior year quarter.

Finance Income. Finance income of $34 thousand is derived mainly from interest on cash on hand and has decreased from the prior year quarter.

Net income (loss). Net income was $75.5 million in the quarter ended July 31, 2021 compared to a Net income of $2.6 million in the prior year quarter. Adjusted net loss, which excludes the impact of Restructuring plan activities, net, the wage and rent subsidies received from the Canadian Government under the COVID-19 Economic Response Plan, software implementation costs and Recovery of income taxes amounted to a net loss of $2.0 million compared to a net loss of $1.7 million in the prior year quarter.

Fully diluted earnings (loss) per common share. Fully diluted earnings per common share were $2.75 in the quarter ended July 31, 2021 compared to fully diluted earnings per common share of $0.10 in the prior year quarter. Adjusted fully diluted loss per common share, which is adjusted net loss on a fully diluted weighted average shares outstanding basis, was $0.07 compared to $0.06 in the prior year quarter.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was $75.5 million in the quarter ended July 31, 2021 compared to $5.4 million in the prior year quarter representing an improvement of $70.1 million over the prior year quarter. Adjusted EBITDA for the quarter ended July 31, 2021, which excludes the impact of stock-based compensation expense, the Restructuring plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and software implementation costs was negative $0.6 million compared to $1.4 million for the same period in the prior year. The decrease in Adjusted EBITDA of $2.0 million reflects the decline in sales from last year’s pandemic-fueled surge of online sales, planned increases in online marketing and staffing costs, partially offset by an improved delivery and distribution cost structure. All is an expected outcome of the continued transformation efforts resulting in the realignment of the business model to primarily an e-commerce and wholesale distribution model.

Liquidity and Capital Resources

As at July 31, 2021, we had $12.1 million of cash, primarily held by major Canadian financial institutions.

Working capital, excluding liabilities subject to compromise of $nil is $43.0 million as at July 31, 2021, compared to $62.7 million as at January 30, 2021. In light of implementing the Restructuring Plan, the Company used cash on hand to pay for the settlement of obligations according to the Sanction Order amounting to $17.6 million.

Our working capital requirements are for the purchase of inventory, payment of payroll and other operating costs, including software purchases and implementation costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We fund our operating and working capital requirements from a combination of cash on hand and cash provided by operating activities.

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As at July 31, 2021, the Company has financial commitments in connection with the purchase of goods or services that are enforceable and legally binding on the Company, exclusive of additional amounts based on sales, taxes and other costs. Purchase obligations, net of $0.8 million of advances, amounting to $9.9 million are expected to be discharged within 12 months.

Completion of CCAA Proceedings

DAVIDsTEA also announced that PwC, the Court-appointed Monitor in the Company’s proceedings under the CCAA, has filed a Termination Certificate with the Québec Superior Court, certifying that all matters in connection with the CCAA proceedings have been completed. As a result, the CCAA proceedings and related Chapter 15 proceedings in the United States have ended and PwC has been discharged as Monitor.

All documents relating to the CCAA proceedings are available at www.pwc.com/ca/davidstea.

Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended		For the six months ended
	July 31,	August 1,	July 31,	August 1,
	2021	2020	2021	2020

Sales	$18,743	$23,031	$41,992	$55,273
Cost of sales	10,748	14,694	23,229	32,263
Gross profit	7,995	8,337	18,763	23,010
SG&A expenses	9,085	7,409	18,279	29,042
Restructuring plan activities, net	(75,557)	(3,172)	(77,159)	34,228
Operating income (loss)	74,467	4,100	77,643	(40,260)
Finance costs	23	1,559	33	3,226
Finance income	(34)	(68)	(89)	(308)
Net income (loss) before income taxes	74,478	2,609	77,699	(43,178)
Recovery of income taxes	(1,000)	—	(1,000)	—
Net income (loss)	$75,478	$2,609	$78,699	$(43,178)

EBITDA[1]	$75,493	$5,426	$79,619	$(34,940)
Adjusted EBITDA[1]	(641)	1,365	1,864	430
Adjusted SG&A expenses [1]	10,025	8,565	19,421	28,480
Adjusted operating loss [1]	(2,030)	(228)	(657)	(5,470)
Adjusted net loss [1]	$(2,019)	$(1,719)	$(602)	$(8,388)

Basic and fully diluted income (loss) per common share	$2.75	$0.10	$2.87	$(1.65)
Adjusted fully diluted loss per common share[1]	$(0.07)	$(0.06)	$(0.02)	$(0.32)
Gross profit as a percentage of sales	42.7%	36.2%	44.7%	41.6%
SG&A as a percentage of sales	48.5%	32.2%	43.5%	52.5%
Adjusted SG&A as a percentage of sales[1]	53.5%	37.2%	46.2%	51.5%

Cash used in operating activities	$(19,079)	$(3,823)	$(17,772)	$(7,879)
Cash used in financing activities	(139)	(1,195)	(322)	(5,571)
Cash provided by (used in) investing activities	(52)	(40)	(52)	1,397
Decrease in cash during the period	(19,270)	(5,058)	(18,146)	(12,053)
Cash, end of period	$12,051	$34,285	$12,051	$34,285

Cash	$12,051	$31,321	$30,197	$21,925
Accounts and other receivables	6,986	6,570	6,157	7,669
Prepaid expenses and deposits	5,580	11,578	14,470	13,400
Inventories	38,055	29,258	23,468	26,176
Trade and other payables	$12,533	$6,154	$4,152	$3,621

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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

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Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating income (loss), 3) Adjusted SG&A expenses, 4) Adjusted net income (loss), and 5) Adjusted fully diluted income (loss) per common share. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

Note:

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Autorité des marchés financiers on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, future lease liabilities, our results of operations, financial condition, liquidity and prospects, and the impact of the COVID-19 pandemic on the global macroeconomic environment.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 30, 2021, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, and in our Quarterly Report on Form 10-Q, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers on June 15, 2021, which could materially affect our business, financial condition or future results.

Conference Call Information

A conference call to discuss the second quarter Fiscal 2021 financial results is scheduled for September 14, 2021, at 4:30 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

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About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 3,300 grocery stores and pharmacies, and 18 company-owned stores across Canada. We offer primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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